News Release

Valera Pharmaceuticals Announces
Paladin Labs Receives Canadian Approval of VANTAS
Cranbury, N.J., March 14, 2006 – Valera Pharmaceuticals (NASDAQ:VLRX) today announced that Paladin Labs (TSX:PLB) received approval from Health Canada to market VANTAS®, a 12-month implant developed by Valera for the palliative treatment of advanced prostate cancer. Valera previously received regulatory approval to commercialize VANTAS for this indication in the U.S. in late 2004 and in Denmark in November 2005. Valera recently reported that in 2005, the first full year of VANTAS sales in the U.S. reached $26.8 million.
In October 2002, Valera granted Paladin Labs an exclusive, royalty-bearing license for the marketing, distribution, and sale of VANTAS in Canada. Paladin has indicated that it anticipates launching VANTAS in Canada in the second half of 2006.
David S. Tierney, M.D., President and CEO of Valera Pharmaceuticals, said, “Paladin’s success in obtaining approval to market VANTAS in Canada comes at a particularly exciting time, because it follows so closely the marketing authorization granted to Valera by the Danish Medicines Agency. As we pursue our U.S. and European strategies for VANTAS, we can now also look forward to Paladin’s launch of the product in Canada.”
About Valera Pharmaceuticals
Valera Pharmaceuticals is a specialty pharmaceutical company focused on developing, acquiring, and commercializing products to treat urology and endocrinology diseases and disorders. Utilizing its innovative Hydron technology, Valera is developing soft, compact and flexible hydrogel-based implants which can be designed to release therapeutic agents at a controlled rate for up to twelve months. VANTAS®, a patent protected once-per-year implant currently marketed by Valera for the palliative treatment of advanced prostate cancer, employs this drug delivery technology. Additional information about Valera Pharmaceuticals is available at: http://www.ValeraPharma.com/
This press release contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about the Company’s industry, beliefs and assumptions. Words such as “anticipates,’’ “expects,’‘ “intends,’’ “plans,’’ “believes,’’ “seeks’’ and “estimates,’’ and variations of these words and similar expressions, are intended to identify forward-looking statements . These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this press release might not occur. These risks and uncertainties include, among others, those described in “Risk Factors’’ contained in the Company’s Prospectus as filed with the Securities and Exchange Commission on February 2, 2006. You are cautioned not to place undue reliance on these forward-looking statements. You should read the Prospectus, and the documents that the Company refers to therein and have filed as exhibits to the registration statement of which the Prospectus is a part, with the understanding that actual future results and events may be materially different from what the Company currently expects. The forward-looking statements included in this press release reflect the Company’s views and assumptions only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
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Contact at Valera Pharmaceuticals
Stuart Z. Levine, Ph.D.
Director, Corporate Communications & Investor Relations
609-409-9010 Ext. 3202
slevine@valerapharma.com